CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

AVAYA
GOOGLE SERVICES AMENDMENT
To
DISTRIBUTOR AGREEMENT
This Google Services Amendment (the "Amendment") is entered into between Avaya Inc. ("Avaya") and ScanSource, Inc. dba ScanSource Catalyst (“Distributor”) and is effective on the date that the last party below signs it ("Google Services Amendment Effective Date”).
WHEREAS:

(A)	Avaya and Distributor are parties to a certain Distributor Agreement, contract number AVDIST1-021002, as amended (the “Agreement”).

(B)
Avaya and Distributor desire to implement or modify the terms and conditions of the Agreement pursuant to which Distributor may market and resell the Google Services solely as part of the Bundle to Resellers for resale to End Users in the Territory.

This Amendment incorporates all the terms and conditions of the Agreement except as amended herein, and applies to Distributor’s purchase and resale of the Google Services solely as part of the Bundle.
NOW THEREFORE, Avaya and Distributor agree as follows:

1.
Definitions. Capitalized terms used in this Amendment, but not defined will have the meanings given them in the Agreement. Any definitions included in this Amendment apply solely for purposes of this Amendment.

1.1	“Anti-Bribery Laws” means all applicable commercial and public anti-bribery laws, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

1.2
“Bundle” means the package of Avaya’s proprietary IP Office Contact Center or Elite Agent for Chrome products, or such other Software that have been pre-approved by Avaya in writing to be resold as part of a bundle with the Google Services, packaged or bundled together with the Google Services.

1.3	“End Users” means a third party to which Resellers resell Google Services solely as part of the Bundle for the internal use by such third party and not for resale or sublicense.

1.4
“Export Control Laws” means all applicable export and re-export control laws and regulations, and specifically includes the Export Administration Regulations maintained by the U.S. Department of Commerce, the trade and economic sanctions maintained by the Treasury’s Department Office of Foreign Assets Control, and the International traffic in Arms Regulations maintained by the U.S. Department of State.

1.5	"Google Brand Features” mean the trade names, trademarks, service marks, logos, domain names, and other distinctive brand features of Google, as secured by Google from time to time.

1.6
“Google Services” means the Chrome Management Console for Business and Education Services provided by Google to an End User or as described at the following URL: https://support.aooale.eom/chrome/a/answer/1289314?hl=en. or such other URL as Google may provide, and provided by Avaya as part of the Bundle.

1.7	“Google TOS” means the online terms of service applicable as between Google and each End User for the Google Services.

1.8	“Offer Definition” means the Avaya-provided offer definition applicable to the Bundle

1.9
“Territory” will have the meaning set forth in the Agreement, provided that in no event may the Territory include any country other than [*****], unless otherwise expressly stated in the Offer Definition.

2.
Limited Authorization and Territory. Subject to the terms and conditions of this Amendment and the Agreement, Avaya hereby authorizes Distributor to order and purchase directly from Avaya the Google Services solely as part of the Bundle, and only for the purposes of marketing and reselling such Google Services to Resellers for sale to End Users within the Territory only and solely as part of the Bundle in accordance with this Amendment, any Offer Definition, and the Agreement. Distributor is not authorized in any way to market or resell the Google Services as a standalone service. Notwithstanding anything to the contrary, with respect to certain Bundles, Avaya may limit where the Bundle can be ordered and resold as set forth in the Offer Definition. Distributor will not solicit business from, or resell or supply the Google Services, to any Reseller that is not authorized to do business within the Territory. Distributor will promptly refer to Avaya inquiries from entities that are not authorized to do business in the Territory. Avaya may at any time reduce the Territory in which the Google Services may be resold upon 15 days advance written or electronic notice to Distributor, if Google reasonably determines

[*****]	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

that it is impracticable to continue providing the Google Services in all or a portion of the Territory in light of a change in applicable laws. Distributor’s authorization is limited as expressly set forth in this section and Avaya reserves the right to modify the conditions of this authorization or revoke it at any time upon written or electronic notice to Distributor.

3.
Orders and Prices. Unless the Offer Definition expressly states otherwise, orders for the Bundle are non-cancellable and non-refundable. Distributor may not order the Google Services separately from the Software that is part of the Bundle. In accordance with the payment terms in the Agreement, Distributor will pay Avaya the prices for the Bundle set forth in the price list applicable to the Territory, less any discounts provided in the Agreement (if applicable) or subsequent notifications to Distributor. The Offer Definition (if any) may contain further information about how Avaya will charge and invoice Distributor for the Bundle (e.g., subscription billing or upfront payment, etc.).

4.	Support for the Google Services.

a.
Customer Support for the Google Services. Resellers will provide first level customer support to End Users, including enrollment, order management, billing, and administration policies. Notwithstanding the foregoing, Distributor will not provision the Google Services to End Users. Distributor may not escalate End User customer support issues to Google directly, but Reseller will escalate them only to Avaya.

b.	Technical Support for the Google Services.

i.
For technical issues related to Google Services interoperability with the Software that is part of the Bundle, Reseller will act as first level technical support to the End User and Reseller will raise second level technical support to Avaya.

ii.
For other Google Services technical support issues, Distributor acknowledges and agrees that Google will provide direct technical support to End Users pursuant to the Google TSS Guidelines located at http://suPDort.aooale.com/enterprise/terms (or another URL links as specified by Google) and the Google TOS.

5.	No Refunds.

a.
Distributor acknowledges and agrees that Avaya may, without Avaya or Google incurring any liability, discontinue, in whole or in part, the Google Services or support thereof for new End Users, if Google has discontinued provision of Google Services in whole or in part. Provided Google gives Avaya reasonable advance notice of such discontinuation, Avaya will endeavor to give Distributor reasonable advance written or electronic notice thereof. For clarity, Section 5a applies to the Google Services only; discontinuation of the Software in the Bundle is governed by the Agreement (including, if applicable, the Hosted Service Amendment to the Agreement). In addition, Distributor acknowledges and agrees that, without Avaya or Google incurring any liability, Avaya may, without notice, change the features of the Google Services so long as the change does not materially degrade the Google Services, following implementation of such change by Google.

b.
Notwithstanding anything to the contrary, in the event of such discontinuation or change by Avaya following discontinuation or change by Google, neither Distributor nor any third party may claim any refunds from Avaya (including its affiliates) or Google for the Bundle or any portion thereof.

6.	Google Brand Features License.

a.
Subject to the terms and conditions of this Amendment, Avaya grants to Distributor, only for the term of this Amendment, a limited, personal, non-exclusive, non-sublicenseable, non-transferable, revocable license to use, reproduce and display the Google Brand Features solely for the purpose of marketing and reselling the Google Services solely as part of the Bundle in the Territory and for no other purpose and solely in accordance with the terms of this Amendment. Except as expressly set forth herein, Avaya grants no other license under this Amendment. Distributor will comply with Google’s trademark and branding guidelines in the Google device partner toolkit located at the following URL: https://sites.google.eom/a/google.com/device-partner-toolkit (or such other URL as may be updated by Google) and Google’s Guidelines for Third Party Use of Google Brand Features located at http://www.google.com/permissions/guidelines.html (or such other URL as may be updated by Google). The aforementioned URL links are incorporated herein by reference and may be modified by Google at any time without notice. Any such modified URL links will then automatically replace the older versions following the date of posting. Notwithstanding anything to the contrary, Avaya may revoke such license to Google’s Brand Features under this Amendment at any time upon written or electronic notice to Distributor, in which case Distributor will immediately cease using Google's Brand Features. If Avaya or Google has any concerns regarding Distributor’s use of Google Brand Features in connection with this Amendment, Distributor will cooperate fully with Avaya and/or Google to promptly remedy any such concerns.

b.
All goodwill arising from the use of Google Brand Features and the Google device partner toolkit described in Section 6a above will belong to Google. All ownership rights, title, and intellectual property rights in and to the Google Brand Features and the Google device partner toolkit described in Section 6a above will remain with Google.

7.
Disclaimer and Inconsistent Representation or Warranty. Distributor will not enter into any agreement with Reseller or otherwise purport to act on behalf of Google (as an agent, partner or otherwise) in assuming any liability on behalf of Google, or make any representations or warranties on behalf of Google related to the Google Services or the Google Brand Features. Distributor may refer to itself in accordance with Google’s aforementioned trademark and branding guidelines, but will not refer to itself as an agent or representative of Google for any purpose. Distributor will not make any representation or warranty which are, or enter into any agreement with Reseller which is, in conflict with Google’s materials regarding the Google Services. AVAYA PROVIDES NO EXPRESS, IMPLIED OR STATUTORY WARRANTIES WITH RESPECT TO THE GOOGLE SERVICES. ANY APPLICABLE GOOGLE SERVICES WARRANTIES WILL SOLELY BE AS COMMUNICATED BY GOOGLE TO END USER UNDER THE GOOGLE TOS.

8.
Deceptive Trade Practices and Compliance with Laws. Distributor will not: (a) engage in illegal or deceptive trade practices or any other behavior prohibited by this Amendment or by law; (b) solicit, accept, or maintain any Reseller who engages in any activities described in Section 8 (a) above; or (c) make any unauthorized, false, misleading, or illegal statements in connection with this Amendment or regarding the Google Services. In addition to Distributor’s obligations to comply with applicable law as set out in the Agreement, Distributor will comply with, and will not attempt to cause a violation of, any or all applicable laws, rules and regulations, specifically including but not limited to Export Control Laws, Anti-Bribery laws, prohibitions against deceptive trade practices, and all laws and regulations applicable to End User data and applicable to its role and obligations as a Distributor. Furthermore, Distributor will not make any facilitation payments, which are payments to induce governmental officials to perform routine functions they are otherwise obligated to perform. If Distributor has knowledge, or based on the circumstances has a firm belief, that it, or any Reseller, in conducting business relating to this Amendment, has violated any Anti-Bribery Laws or caused Avaya or Google to violate any Anti-Bribery Laws, then Distributor will promptly notify Avaya in writing. The prohibitions of this Section 8 are material terms of this Amendment, and as set forth in Section 13.3 below, breach thereof may be grounds for termination of this Amendment by Avaya on written or electronic notice and with immediate effect.

9.
Google TOS. Distributor acknowledges and agrees that End Users will be presented with the Google TOS, and that each End User must accept the Google TOS prior to using the Google Services. Distributor will not accept the Google TOS on behalf of any Reseller or End User.

10.	Copies. [*****]

11.	Enforcing Agreements relating to this Amendment.

a.	[*****]

b.
To the extent Distributor fails to fulfill an order relating to this Amendment where End User provides proof of payment, Avaya will notify Distributor and, if such order is not fulfilled within a reasonable period of time, but in no event longer than 10 calendar days, Distributor hereby expressly agrees that such order may, at Avaya’s discretion, be fulfilled by Avaya, its Affiliates, its authorized Channel Partner or Google. In this case Distributor will remit payment to the entity fulfilling such order, as directed by Avaya.

12.	Indemnification. [*****]

13.	Term, Termination, and Effects of Termination of Amendment

13.1
Term. This Amendment enters into force on the Google Services Amendment Effective Date (as defined above) and remains in force for as long as the Agreement is in effect, unless otherwise terminated in accordance with this Amendment.

13.2
Termination for cause. Either party may terminate this Amendment and/or any underlying order relating to this Amendment for cause by written or electronic notice to the other party effective immediately upon receipt, if the other party fails to cure any material breach of this Amendment within a 30 day period after having received a written or electronic notice from the non-breaching party detailing the breach and requesting the breach to be cured.

13.3
Termination for violation of law. Avaya may terminate this Amendment and/or any underlying order relating to this Amendment with immediate effect upon written or electronic notice to Distributor in the event of Distributor's material breach of its obligations under Section 8 of this Amendment, provided such material breach cannot be cured. Notwithstanding the foregoing, Avaya may also terminate this Amendment and/or any underlying order relating to this Amendment with immediate effect upon written or electronic notice to Distributor if:

13.3.1	Avaya has reason to believe that Distributor has violated or caused Avaya or Google to violate any AntiBribery Laws; or

13.3.2
Avaya has reason to believe that such violation is reasonably likely to occur, provided that Avaya has provided Distributor with an advance warning in writing or by electronic email, requesting Distributor to immediately refrain from any attempts to violate Anti-Bribery Laws or other behaviors or activities that may cause Avaya or its Google to violate Anti-Bribery Laws and Distributor has not taken proper corrective action, including, but not limited to, immediately stopping such attempts, behaviors or activities and providing written confirmation thereof to Avaya.

13.4
Termination due to Reduction of Territory. Avaya may terminate this Amendment and/or any underlying order relating to this Amendment in whole or in part upon 15 days prior written or electronic notice to Distributor in the event of Avaya’s de-authorization or termination to resell the Google Services in parts of the Territory or in the entire Territory due to a change in applicable laws.

13.5
Termination for convenience. Unless the Offer Definition expressly states otherwise, either party may terminate this Amendment (but not individual orders), without cause, upon thirty (30) days advance written or electronic notice to the other party.

13.6
Effects of termination or expiry. Upon termination or expiry of this Amendment, (a) each party will promptly use commercially reasonable efforts to return or destroy the other party’s Confidential Information as it relates to this Amendment, and (b) Distributor's rights under this Amendment will cease, and (c) Distributor may not market or resell the Google Services to any new End User, and may not place additional or renewal orders for existing End Users. Distributor will use commercially reasonable efforts to promptly transition, in accordance with Avaya's instructions, to Avaya, an Avaya Affiliate, Avaya Channel Partner or to Google directly, any existing End User who desires to continue to receive the Google Services or support for the Google Services. In the event that this Amendment expires or terminates during the term of any order related to this Amendment, the parties agree that, except as set forth in this Section, this Amendment will remain in effect solely for purposes of enabling the underlying order(s). Notwithstanding the foregoing, termination or expiry of the Agreement for an uncured material breach, or termination or expiry of this Amendment in accordance with Sections 13.2, 13.3, and/or 13.4 above, will be deemed to terminate all underlying orders related to this Amendment, unless the parties expressly agree otherwise in writing.

14	Publicity. Distributor is prohibited from making any public statement regarding Avaya’s Chrome for Work Distribution Agreement with Google without Avaya’s prior written approval.

15
Order of Precedence. Should there be an express conflict, as it relates to the subject matter of this Amendment, between the terms of the Agreement, this Amendment, and any applicable Offer Definition, the order of precedence is as follows: (i) this Amendment prevails; then (ii) the Agreement; and finally (iii) the applicable section(s) in the Offer Definition (unless the Offer Definition expressly states otherwise).

16	Miscellaneous.

16.1
Notices. Any notice under this Amendment will be in writing in English and addressed to the other party at its address set forth below (or to any other address that the receiving party may designate from time to time in accordance with this Section). Notices will be delivered by: (i) personal delivery; (ii) courier or first class mail (with all fees or postage prepaid); (iii) facsimile (with confirmation of transmission); or (iv) to the extent expressly permitted under this Amendment an e-mail of a duly signed PDF document (with receipt confirmed). Notices will be deemed to have been given, as applicable, on the earlier of: (a) the date of receipt; (b) two working days after sending by courier; (iii) five working days after first class posting; (c) next working day after sending by facsimile or email.

FOR DISTRIBUTOR:	FOR AVAYA:

ScanSource, Inc. dba ScanSource Catalyst	Attention: Corporate Secretary
6 Logue Court	Avaya World Services Inc.
Greenville, SC 29615	211 Mt. Airy Road
United States	Basking Ridge, New Jersey 07920
Facsimile:	United States
Email: chris.marlar@scansource.com	Facsimile: 908-953-8006
Email: lqlnoticescomm@avaya.com

If to Avaya for Distributor’s written notice of cancellation or intent not to renew:
Avaya World Services Inc.
Customer Care Center
14400 Hertz Quail Spring Pkwy
Oklahoma City, OK 73134
E-mail: mycontract@avaya.com
Facsimile: 800-441-6371
Attn: Services Termination

16.2
All terms and conditions of this Amendment, which by their nature are intended to survive, will survive termination or expiry of this Amendment, including, but not limited to, Sections 1, 5b, 6b, 7, 10 (for the term of this Amendment and for a period of five years after its termination or expiry, unless a long period is mandated by law), 11a, 12, 13.6, 14,15, and 16. Except as explicitly modified herein, all the terms and conditions of the Agreement will continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives with the intent to be legally bound as of the Google Services Amendment Effective Date, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged.

Avaya Inc.:	ScanSource, Inc. dba ScanSource Catalyst
Signature: /s/ Ryan McDowell	Signature: /s/ David Hertwig
Printed Name: Ryan McDowell	Printed Name: David Hertwig
Title: DCAM	Title: President, ScanSource Catalyst
Date: April 27, 2016	Date: 4/26/16